EXHIBIT 8


            NOMINATION AND RATIFICATION AGREEMENT

     This Agreement is made and entered into this 28th day of January, 1999, by and among James L. Burkhart, Trustee of the
James L. Burkhart Living Trust ("JLB"), and Clyde F. and Cheryl
W. Wootton JTWROS("Purchaser").

                             RECITALS

     A.  As of the date hereof, JLB has entered into that certain
Stock Purchase Agreement (the "CLX Agreement") with CLX Energy,
Inc. ("CLX") for the purchase of CLX Common Stock.

     B. Purchaser desires to purchase 157,472 shares (the "CLX
Shares") of the CLX Common Stock; and

     C. For convenience, JLB has entered into the CLX Agreement on behalf of, and as nominee for, Purchaser.

                    STATEMENT OF AGREEMENT

     NOW, THEREFORE, for good and valuable consideration paid by each party to the other, the parties hereto agree as follows:

     1. Nomination of JLB. Purchaser hereby engages JLB to act as Purchaser's nominee for the purchase of the CLX Shares from CLX pursuant to the terms and conditions of the CLX Agreement. On or before the closing of the CLX Agreement, immediately upon request by JLB, Purchaser pay to JLB all amounts owed, including expenses, with respect to the purchase of the CLX Shares.

     2. Ratification of CLX Agreement by Purchaser. Purchaser agrees to be assume and perform, to the extent attributable to the CLX Shares, all representations, warranties, obligations and agreements (including, without limitation, any indemnification obligations) contained in the CLX Agreement.

     3. Indemnification of JLB by Purchaser. Purchaser agrees to (a) be bound by all terms and conditions of the CLX Agreement insofar as it relates to the CLX Shares and (b) indemnify and hold JLB harmless from any and all obligations, losses, liabilities, causes of action, costs and expenses (including without limitation, attorneys' fees) arising out of or resulting from (i) temporary ownership of title to the CLX Shares by JLB, as nominee for Purchaser, (ii) the purchase of the CLX Shares pursuant to the CLX Agreement and (iii) any and all actions taken in good faith by JLB on behalf of Purchaser. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS READ THE CLX AGREEMENT AND HAS AGREED TO PURCHASE THE CLX SHARES PURSUANT TO THE TERMS OF SUCH AGREEMENT.

    4. Notice. Any notice or communication permitted or required by the provisions of this Agreement shall be in writing and shall be deemed to have been made or given if delivered in person, or (whether or not actually received, unless otherwise herein specifically provided) if deposited in the United States mails by registered mail or certified mail, return receipt requested, with proper postage prepaid thereon, addressed as follows:

     If to JLB:               James L. Burkhart, Trustee


     If to Purchaser:         Clyde F. Wootton
                              7134 S. Yale Ave., Suite 600
                              Tulsa, OK 74136


or to such other address as any party shall hereafter furnish to the other party in writing.

     5.  Miscellaneous.

         (a) This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, executors, administrators, successors and assigns of the parties hereto.

         (b) This Agreement constitutes the entire agreement among the parties hereto as to the subject matter hereof superseding all prior agreements among the parties pertaining to such subject matter. This Agreement may not be modified except in a writing subscribed to by each party.

         (c) The provisions of this Agreement shall be construed simply according to their fair meaning and not strictly for or against any particular party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                              JAMES L. BURKHART LIVING TRUST


                              By /s/James L. Burkhart Ttee
                                --------------------------
                              James L. Burkhart, Trustee




                              /s/Clyde F. Wootton
                              ----------------------------